Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 (No. 333-219710) of Genesis Energy, L.P. of our report dated March 31, 2017, relating to the combined financial statements of Alkali Chemicals Business (A Business of Tronox Limited) as of and for the three months ended March 31, 2015 which appears in Exhibit 99.5 of Genesis Energy, L.P.’s Current Report on From 8-K dated August 7, 2017 (File No. 001-12295). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ RSM US LLP

Stamford, Connecticut

October 5, 2017